Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, January 31, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Reports Record
Oil and Gas Sales for 2006, Updates Operations

SAN ANTONIO - Jan. 31, 2007 - The Exploration Company (Nasdaq:TXCO) today reported record sales volumes for 2006 and updated its Texas operations for the year just completed. Highlights include:
•	A 28 percent increase in combined oil and gas sales from the prior year.
•	A 100 percent increase in oil sales from 2005, shifting TXCO’s production mix to 81 percent oil from 52 percent in the prior year.
•	A total of 57 Texas wells begun during 2006.
•	Five rigs currently operating.

Net oil and gas sales volumes for 2006 were an estimated 979,790 barrels of oil equivalent, a 28 percent increase above 2005 and an annual record. Oil sales for the year just completed totaled 795,838 barrels, double the 2005 level, as TXCO continued to develop its successful Glen Rose Porosity oil play. The Company’s production mix for 2006 was 81 percent oil and 19 percent natural gas.

TXCO Estimated Yearly and Quarterly Sales Volumes*
	Annual 2006	Annual 2005	% chg.	4Q 2006	3Q 2006	% chg.	4Q 2005	% chg. 4Q06 / 4Q05
Natural Gas / MMcf	1,104	2,222	-50%	240	278	-14%	319	-25%
Oil / Bbls	795,838	397,279	+100%	208,110	242,226	-14%	131,308	+58%

Oil Equivalent BOE	979,790	767,537	+28%	248,041	288,639	-14%	184,509	+34%
*Unaudited MMcf=million cubic feet, Bbls=barrels, BOE=barrels of oil equivalent

For 2006, TXCO spudded or re-entered 57 Texas wells, up from 51 wells in 2005. Through mid January, 41 of these wells were on production, four were completed and awaiting hook-up, eight were to be completed or re-completed, one was drilling, one was to be plugged and abandoned, one was completed as an injection well and one will be transferred to a partner.
- More -

TXCO targeted the Glen Rose Porosity in 2006 with 31 wells. Fifteen wells were drilled to the Pena Creek San Miguel, four to the Georgetown, one each to a Glen Rose Shoal and Reef, one to the Pryor and one to the Pearsall, one to the San Miguel oil sands, plus a disposal well. Meanwhile, a re-entry in the Marfa Basin of West Texas targeted the Barnett and Woodford shales.

Third- and fourth-quarter drilling, and related oil and gas sales, was negatively impacted by a partner’s slowdown in drilling and a routine, annual hunting season drilling moratorium on certain Maverick Basin leases that halted activity during the November-to-January period.

TXCO achieved several milestones during 2006, including the drilling, completion and testing of its first Pearsall well in the Maverick Basin. The well is the first in a series targeting the gas resource play in a joint venture (50 percent working interest) with EnCana Oil & Gas (USA) Inc. as operator. In the Marfa Basin (50% WI), TXCO’s initial re-entry well confirmed the Barnett and Woodford resource plays on its acreage, jointly owned with Continental Resources Inc. of Enid, Okla., the operator.

Currently, TXCO has five rigs operating on its Maverick Basin acreage, including one owned rig acquired in 2006. Two rigs target the Glen Rose Porosity oil play, two are drilling Glen Rose Reefs for gas and one is working on the Company’s San Miguel oil sands project.

Management Perspective
åLast year was pivotal for TXCO, the results of which will allow us to accomplish even more in 2007,æ said Chairman, President and CEO James E. Sigmon. åWe’re actively moving ahead with our three growth catalysts - the San Miguel oil sands, the Pearsall resource play, and our Marfa Basin prospect targeting the Barnett and Woodford shales.

åWith five rigs now working in the Maverick Basin, we have a record amount of drilling activity for a January,æ Sigmon added. åThis puts us in an excellent position as we set out to achieve the record capital expenditure program we announced in December, which targets more than 100 wells this year. We’re confident that TXCO’s proved reserves and production will continue to increase going forward.æ

Earnings Announcement
TXCO currently plans to release its 2006 earnings in early March 2007 prior to filing its Form 10-K with the Securities and Exchange Commission.

About The Exploration Company
The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol åTXCO.æ

- More -

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended Sept. 30, 2006. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge upon request from the Company.